Exhibit 4.8

CERTIFICATE OF INCREASE OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

THE COOPER COMPANIES, INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

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The Cooper Companies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), in accordance with the provisions of Section 151(g) thereof, does hereby certify that:

1.    Pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation, the Corporation’s Board of Directors of has adopted the following resolution increasing the number of authorized shares of Series A Junior Participating Preferred Stock of the Corporation:

RESOLVED, that, subject to the approval of the amendment to Article IV(a) of the Corporation’s Restated Certificate of Incorporation by the stockholders entitled to vote thereon, the number of shares of preferred stock of the Corporation designated as Series A Junior Participating Preferred Stock shall be increased from 200,000 to 300,000; and be it further

RESOLVED, that, subject to the approval of the amendment to Article IV(a) of the Corporation’s Restated Certificate of Incorporation by the stockholders entitled to vote thereon, the appropriate officers of the Corporation be, and each of them hereby is, authorized, empowered and directed to file with the Secretary of State of the State of Delaware a Certificate of Increase increasing the number of shares of Series A Junior Participating Preferred Stock to 300,000 and to take any and all other actions deemed necessary or appropriate to effectuate this resolution.

2.    On March 25, 2003, at an annual meeting of stockholders duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, a majority of the stockholders of the Corporation approved the aforesaid amendment to Article IV(a) of the Corporation’s Restated Certificate of Incorporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Increase of Series A Junior Participating Preferred Stock to be executed by a duly authorized officer of the Corporation on this 25th day of March, 2003.

THE COOPER COMPANIES, INC.

By:	/s/ Carol R. Kaufman
Carol R. Kaufman
Its:	Vice President